EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON ANNOUNCES SECOND QUARTER RESULTS
REVENUE INCREASES 10%; ADJUSTED EBITDA INCREASES 46%, NET INCOME INCREASES 43%
ELMWOOD PARK, NJ (August 8, 2006) — Emdeon Corporation (NASDAQ: HLTH) today announced financial results for the quarter ended June 30, 2006.
Kevin Cameron, Chief Executive Officer of Emdeon, said: “I am very pleased with our results for the second quarter which were fueled primarily by organic growth. We achieved record revenue and Adjusted EBITDA across all of our business segments with the exception of Practice Services, which had record Adjusted EBITDA and near record revenue. Many of the strategic initiatives we have pursued are bearing fruit allowing us to increasingly focus our efforts on the creation and delivery of new and innovative products and services.”
Key Financial Highlights
Revenue for the second quarter was $354.9 million compared to $322.6 million in the prior year period, an increase of 10.0%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the second quarter was $66.7 million or $0.22 per share compared to $45.7 million or $0.13 per share a year ago, an increase of 46.0%. Net income for the second quarter was $23.2 million or $0.08 per share compared to net income of $16.2 million or $0.05 per share a year ago, an increase of 43.4%. Net income for the second quarter includes $13.1 million of non-cash stock compensation expense, compared to $0.7 million for the same expense a year ago, reflecting the January 1, 2006 adoption of SFAS 123R.
As of June 30, 2006, Emdeon had approximately $389 million in cash and short-term investments on a consolidated basis, including $104 million in cash and short-term investments held by WebMD Health Corp., its 85.8% owned subsidiary.
Segment Operating Results
Emdeon Business Services segment revenue was $206.9 million for the second quarter compared to $191.5 million in the prior year period, an increase of 8.1%. The increase in Emdeon Business Services revenue was attributable to strong performance in our remittance and payment, patient statement and ViPS businesses as well as the January 2006 postal rate increase. Segment Adjusted EBITDA was $49.6 million compared to $40.4 million in the prior year period, an increase of 22.7%. Operating margins increased to 24.0% compared to 21.1% a year ago primarily as a result of higher revenue and the continued achievement of operating efficiencies and cost savings.
Emdeon Practice Services segment revenue was $77.3 million for the second quarter compared to $78.6 million in the prior year period, a slight decline from last year’s record revenue. Segment Adjusted EBITDA was $12.1 million compared to $8.2 million in the prior year period, an increase of 48.1%. Operating margins increased from 10.4% in the prior year period to 15.7% as a result of changes in revenue mix and improvements in our delivery and service infrastructure.
As previously announced on August 3, 2006, WebMD segment revenue was $56.6 million for the second quarter compared to $40.5 million in the prior year period, an increase of 39.9%, driven by continued growth in online services. Segment Adjusted EBITDA was $9.6 million compared to $2.8 million in the prior year period, an increase of 244%, primarily as a result of the increase in revenues.
Porex segment revenue was $22.7 million for the second quarter compared to $20.4 million in the prior year period. Segment Adjusted EBITDA for the second quarter was $7.0 million compared to $6.1 million in the prior year period.
Sage Software to Acquire Emdeon Practice Services for $565 Million
In a separate release, Emdeon announced today that it entered into a definitive agreement with Sage Software, Inc., a wholly-owned subsidiary of The Sage Group plc, to sell its Emdeon Practice Services segment for $565 million in cash. The closing is expected to occur in September 2006 and is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act.
Update on Evaluation of Strategic Alternatives for Emdeon Business Services
Emdeon continues to explore strategic alternatives for its Emdeon Business Services segment and expects to announce the results of this evaluation process by late August or early September.
Financial Guidance
A schedule outlining the Company’s financial guidance is attached to this press release.
Analyst and Investor Conference Call
As previously announced, Emdeon will hold a conference call with investors and analysts to discuss these results and the transaction described in this release at 4:45 pm (ET) on August 8, 2006. The call can be accessed at www.emdeon.com (in the About Emdeon section). A replay of the audio webcast will be available at the same web address.
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue; expected timing of completion of the sale of Emdeon Practice Services; and explorations of possible transactions and other alternatives involving Emdeon Business Services. These statements speak only as of the date of this press release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; relationships with customers and strategic partners; difficulties in integrating acquired businesses; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. In addition, there can be no assurance that the exploration of strategic alternatives with respect to Emdeon Business Services will result in any definitive agreement or transaction. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The tables attached to this press release include reconciliations of non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.
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